Exhibit 99.1

Contact: Beverly Bergman of Winthrop Realty Trust, +1-617-570-4614; or

Carol Merriman, VP Investor Relations & Corporate Development of Lexington Realty Trust,

+1-212-692-7264, cmerriman@lxp.com

FOR IMMEDIATE RELEASE

June 12, 2007

LEXINGTON REALTY TRUST AND WINTHROP REALTY TRUST ENHANCE OFFER FOR COMMON SHARES IN WELLS REAL ESTATE INVESTMENT TRUST, INC.

New York, June 12 – Lexington Realty Trust (NYSE:LXP) and Winthrop Realty Trust (NYSE:FUR) today announced that their joint tender offer being made through Lex-Win Acquisition LLC (“Lex-Win”) to acquire shares of common stock in Wells Real Estate Investment Trust, Inc. has been enhanced to increase the price per share to $9.30 and to increase the number of shares being sought to 45,000,000. In addition, a third entity unaffiliated with Lexington or Winthrop has been admitted as an equal member in Lex-Win.

Lex-Win’s offer is scheduled to expire at 5:00 p.m. New York time on June 27, 2007 unless the offer is extended. Lex-Win’s offer is being made subject to the terms and conditions set forth in, and solely through its Offer to Purchase, dated May 25, 2007, as amended by Supplement No. 1 thereto dated June 12, 2007, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of shares. Copies of Lex-Win’s Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be obtained from Lex-Win’s information agent for the offer, MacKenzie Partners, Inc., (212) 929-5500 (call collect), or Toll-Free: (800) 322-2885.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer is made solely by the Offer to Purchase, dated May 25, 2007, as amended by Supplement No. 1 thereto dated June 12, 2007, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of shares. The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.